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Exhibit 5.1

October 8, 2003

AVANT Immunotherapeutics, Inc.
119 Fourth Avenue
Needham, Massachusetts 02494
Attn: Dr. Una S. Ryan

  Re:
  Legality of Securities to be Registered
  under Registration Statement on Form S-3

Ladies and Gentlemen:

        This opinion is delivered in our capacity as counsel to AVANT Immunotherapeutics, Inc., a Delaware corporation (the "Company"), in connection with the Company's registration on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of up to 15,000,000 shares of common stock, par value $.001 per share (the "Common Stock"), of the Company, warrants to purchase up to 2,250,000 shares of Common Stock, and the rights to purchase shares of Series C-1 Junior Participating Cumulative Preferred Stock, which are attached to all shares of Common Stock (collectively, the "Securities"). The Registration Statement provides that the Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth on one or more prospectus supplements (each a "Prospectus Supplement") to the Prospectus contained in the Registration Statement.

        We have examined the Certificate of Incorporation and the Bylaws of the Company, each as amended to date; such records of the corporate proceedings of the Company as we have deemed material; a registration statement on Form S-3 under the Securities Act relating to the Shares and the prospectus contained therein; and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion.

        We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America and The Commonwealth of Massachusetts and the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

        Based upon the foregoing, we are of the opinion that (i) when the Securities are specifically authorized for issuance by the Company's Board of Directors or an authorized committee thereof (the "Authorizing Resolution"), (ii) upon receipt by the Company of the full consideration therefor as provided in the Authorizing Resolution and (iii) upon the issuance of the Securities as described in the Registration Statement and a Prospectus Supplement that is consistent with the Authorizing Resolution, the Securities will be legally issued, fully paid and nonassessable. This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association's Business Law Section as published in 53 Business Lawyer 831 (May 1998).

        The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities. This opinion is given as of the date first set forth above, and we assume no obligation to update this opinion after the date hereof.

        We hereby consent to being named as counsel to the Company in the Registration Statement, to the references therein to our firm under the caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ GOODWIN PROCTER LLP GOODWIN PROCTER LLP

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Opinion of Goodwin Procter LLP